SEARCHLIGHT MINERALS CORP.
ANNOUNCES CLOSING OF $5 MILLION PRIVATE PLACEMENT AND APPROVAL
OF ADDITIONAL PRIVATE PLACEMENT FINANCINGS

HENDERSON, Nevada (January 3, 2008) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), today announced that it has closed a private placement financing for aggregate gross proceeds of $5,000,000.

The securities sold in this private placement were issued to the Arlington Group Limited, a non-US investor as contemplated under Regulation S of the Securities Act of 1933 (the “Securities Act”). The private placement consisted of a total of 3,125,000 units sold at a price of $1.60 per unit. Each unit consisted of one share of the Company’s common stock and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional share of common stock at a price of $2.40 per share for a period of two years from the date of issuance. In addition, the Company will issue to the Arlington Group Limited an additional 156,250 shares of common stock, equal to 5% of the total number of units sold, for no additional consideration as a commission. As a result, the Company issued to the Arlington Group Limited a total of 3,281,250 shares of the Company’s common stock and 1,562,500 shares purchase warrants.

In addition to the private placement with the Arlington Group Limited, the Company has approved private placement offerings for an additional $5,000,000 in total potential gross proceeds. The first private placement offering (the “US Offering”) is for 1,875,000 units at a price of $1.60 per unit, offered to “accredited investors” as defined in Regulation D of the Securities Act of 1933 (the “Securities Act”), with the second private placement offering (the “Foreign Offering”) for 1,250,000 units at a price of $1.60 per unit, offered to non-US persons as contemplated under Regulation S of the Securities Act. The US Offering and the Foreign Offering are being made by the Company on the same terms and conditions as the private placement with the Arlington Group Limited.

The offering price for the private placement with the Arlington Group Limited and the US and Foreign Offerings was set at a 10% discount to the volume-weighted average share price of the Company’s common stock during the 10 days prior to December 12, 2007, the date on which each of the above offerings was approved by the Company’s Board of Directors.

Clarkdale Slag Project Update

The Company continues to move forward on the construction, development and implementation of its first production module at the Clarkdale Slag Project. This first production module will consist of a full scale production and processing circuit, expected to be able to process between 100 and 250 tons per day of slag material. Building construction/refurbishment is nearing completion, and most of the major pieces of equipment have arrived on site. It remains the Company’s goal to have all components of the first full production module installed and operating by the end of the first quarter in 2008, with the feasibility study beginning in the second quarter. If this first production module proves to be economically feasible, the Company intends to construct additional production modules that will operate in concert with each other.

Management Comments

“The additional capital raised in the private placement with the Arlington Group, and any additional capital raised under the US and Foreign Offerings, will provide the Company with significant financial flexibility in achieving its key 2008 goals,” stated Ian McNeil, President and Chief Executive Officer of Searchlight Minerals Corp. “Optimizing and establishing the feasibility of the first production module, laying the groundwork for a 2,000 ton-per-day commercial production facility at the Clarkdale Slag Project, and continuing the exploration program at the Searchlight Gold Project continue to remain the Company’s top priorities.”

“We are very pleased with our continued progress towards the initial production of precious and base metals at Clarkdale. Our operational team has done a great job of advancing the project while facing long lead times in acquiring certain equipment and managing with the shortage of other resources in a resurgent mining industry. We expect to finish equipment installation, plumbing and electrical work early in the current quarter. Our plans call for the first production module to commence operating late in the first quarter, and this will be followed by an independent verification of the commercial feasibility of our metals extraction process beginning in the second quarter,” concluded McNeil.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities. The securities sold under the Offering have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States. In particular, the Company has not sold any of the securities offered under the US Offering or the Foreign Offering, and there are no assurances that the Company will complete the sale of any of the securities offered.